EXHIBIT 3.1
INDUSTRIAL SERVICES OF AMERICA, INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

Pursuant to the provisions of the Florida Business Corporation Act, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation, which Amended and Restated Articles of Incorporation shall supersede and take the place of the existing Articles of Incorporation and all amendments thereof:
ARTICLE I

That the name of this Corporation is: Industrial Services of America, Inc.

ARTICLE II

That the general nature of the business to be transacted by this Corporation shall be as follows:

A.
To design, manufacture, fabricate, acquire, buy, sell, and in any manner dispose of, lease, repair, erect, connect, install and generally deal and trade in and with lighting fixtures, electrical fixtures, electrical lighting fixtures, electric machinery, electric devices and general electric equipment, appliances, specialties, merchandise, parts, supplies and materials of every nature and description, and to design, manufacture, fabricate, acquire, buy, sell and dispose of in any manner, and generally deal in any and all machinery, equipment, apparatus, articles, goods, wares and merchandise suitable in connection with the foregoing objects.

B.
To acquire, by purchase or otherwise, for investment or resale, and to own, operate, subdivide, map or plat, lease, let, mortgage and sell, or otherwise dispose of, for cash or on credit, by conveyance, agreement for deed, or other appropriate instrument, and generally, to deal and traffic as the owner, or as agent or broker, in real, personal and mixed property, and any interest or estate therein, including subdivisions, hotels, apartment houses or business houses, factories and warehouses, residences, estates and manufacturing sites and any lot or parcel of land upon which they are located; and to create, own, lease, sell, operate and deal in freehold and leasehold estates of any and all character whatsoever, and in connection therewith, to own, lease and operate auto-bus lines or other means of conveyance; and to manufacture, buy, sell, exchange, and generally, for cash or on credit, to deal at wholesale or at retail, as agent, broker or owner, in goods, wares, and merchandise, and other personal property of all description whatsoever.

C.
To engage in the business of a contractor and builder, and to erect, plan, outline and conceive of all manner of structures, and to do all and every act necessary and consistent with the work of a contractor and builder.

D.
To carry on business in the United States or elsewhere, as factors, agents, commission merchants or merchants to buy, sell, manipulate and deal in, at wholesale or at retail, any merchandise, goods, wares, products and commodities of every sort, kind or description, and to carry on any other business, whether manufacturing or otherwise, which can be conveniently carried on with any of the Corporation's objects; to open stores, offices or agencies throughout the United States or elsewhere, or to allow or cause the legal estate and interest in any properties or business required, acquired, established or carried on by the corporation to re-main in or to be vested in the name of, or carried on by any other corporation formed or to be formed, and either upon trust for, or as agents or nominees of this Corporation, and to manage the affairs or take over and carryon the business of any such other corporation formed or to be formed, and to exercise all or any of the powers of any such corporation, or of holders of shares of stock or securities thereof, and to receive and to distribute as profits the dividends and interest on such shares of stock and securities; to purchase or otherwise acquire and undertake, all or any part of the business, property and liabilities of any persons or corporations, to carry on any kind of business which this Corporation is authorized to carry on; to enter into partnership or take or make any arrangement for sharing profits, union of interests, reciprocal concessions, or cooperate with any person or corporation carrying on or about to carry on any business which this Corporation is authorized to carry on, or any business or transaction capable of being conducted so as, directly or indirectly, to benefit this Corporation.

E.
To guarantee, to acquire by purchase, subscription, or otherwise, hold for investment, or otherwise, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of indebtedness created by any other corporation or corporations of the State of Florida, or any other state or government, domestic or foreign; and while the owner of any such stocks, bonds, securities and evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote stocks, bonds, securities or other obligations are or may be in any manner and at any time owned, held or guaranteed, and to do any and all other acts or things for the preservation, protection, improvement or enhancement in value of any such stocks, bonds, securities or other obligations; and to do all and any such act or things designed to accomplish any such purpose.

F.
To acquire in any manner, enjoy, utilize, hold, sell, assign, lease, mortgage or otherwise dispose of, letters patent of the United States or of any foreign country, patents, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names or pending applications therefore, relating to or useful in connection with any business of the Corporation or any other corporation in which the Corporation has or may have an interest as a stockholder or otherwise.

G.
To borrow money and contract debts when necessary for the transaction of its business or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidences of indebtedness payable at a specified time or times, or payable upon the happening of a specified event or events, secured or unsecured, from time to time, for moneys borrowed, or in payment for property acquired, or for any of the other objects or purposes of the corporation or for any of the objects of its business; to secure the same by mortgage or mortgages, or deed or deeds of trust, or pledge or other lien upon any or all of the property, rights, privileges or franchises of the corporation, wheresoever situated, acquired or to be acquired; and to confer upon the holders of any debentures, bonds or other evidences of indebtedness of the Corporation, secured or unsecured, the right to convert the principal thereof into any preferred or common stock of the Corporation now or hereafter authorized, upon such terms and conditions as shall be fixed by the Board of Directors; to sell, pledge or otherwise dispose of any or all debentures or other bonds, notes and other obligations in such manner and upon such terms as the Board of Directors may deem judicious, subject, however, to the provisions of the By Laws of the Corporation.

H.
To engage in the business of consulting with large corporations for their waste management problems; to manufacture, purchase, and resell various types of waste management equipment; the leasing, servicing, manufacturing, and purchase and reselling of parts for said equipment; to buy and sell land and buildings; to erect buildings thereon, to acquire leases, and otherwise acquire, own, use, and dispose of property of all kinds, real, personal, or mixed; to borrow money and give security for same, to give mortgages upon the assets of this Corporation when deemed by the Board of Directors expedient so to do for the performance of such other things as the Board of Directors may deem necessary or proper for the furtherance of the interests of this Corporation in the exercise of the powers enumerated; and to engage in any and all other business activities authorized by law.

ARTICLE III

The maximum number of shares of Common Voting Stock that this Corporation is authorized to have outstanding at any one time is twenty million (20,000,000) shares of the par value of one-third cent ($0.0033) per share.

The Corporation is also authorized to issue two hundred thousand (200,000) shares of Non-Voting Preferred Stock having a par value of Ten Dollars ($10.00) per share.

The Preferred shares may be issued from time to time in one or more series.

The Board of Directors is hereby authorized to fix or alter the designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions of such preferred shares, including, without limitation of the generality of the foregoing, dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and liquidation preferences of any wholly unissued series of preferred shares, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE IV

The amount of capital with which this Corporation shall begin business will be FIVE HUNDRED ($500.00) DOLLARS.
ARTICLE V

This Corporation shall have perpetual existence.

ARTICLE VI

The principal place of business of this Corporation shall be in the City of Miami, Dade County, Florida, or any other City, County or State which the Board of Directors may authorize.

ARTICLE VII

That the business of the Corporation shall be conducted by a Board of Directors which shall consist of not fewer than three (3) or more than nine (9) members, as the same may be provided by the By Laws of the Corporation.

ARTICLE VIII

Intentionally left blank.

ARTICLE IX

Intentionally left blank.

ARTICLE X

The management and control of the business of the Corporation shall be conducted under the direction of the Board of Directors of the following officers, who shall be elected by the Board of Directors, to wit, a President, one or more Vice- Presidents, a Treasurer and a Secretary, provided that any one or more of said offices may be held by the same person, except that the office of President shall not be held by the Secretary, or Assistant Secretary of the corporation.
ARTICLE XI

No stockholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.
ARTICLE XII

The Corporation shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer of person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any by-laws, agreement, vote of stockholders, or other-wise. The right of indemnification hereinabove stated shall under no circumstances extend to or include indemnification for liabilities arising under the Securities Act of 1933, as amended.
ARTICLE XIII

No contract or other transaction between the Corporation and any other corporation, firm or individual shall be affected or invalidated by the fact that any one or more of the directors or officers of this Corporation is or are interested in or is a director or officer, or are directors or officers of such other corporation, or a member of such firm, and any director or directors, or officer or officers, individually or jointly, may be a party or parties to or may be interested in any contract, or transaction, of this Corporation or in which this Corporation is interested, and no contract, act or transaction of this Corporation with any person or persons, firms or corporations, shall be affected or in-validated by the fact that any director or directors, or officer or officers, of this Corporation is a party, or are parties, to or interested in such contract, act or transaction, or in any way connected with such person or persons, firm or corporation, and each and every person who may be-come a director or officer of this Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm or corporation in which he may be in anywise interested.

I, the undersigned hereby certify that these Amended and Restated Articles of Incorporation were duly adopted by the Corporation’s Board of Directors on the 13th day of March, 2014.

INDUSTRIAL SERVICES OF AMERICA, INC.

By: /s/ Orson Oliver
Orson Oliver
Chairman of the Board and Interim CEO